Exhibit 99.1
News Release

BOARDWALK PURCHASES REMAINING INTEREST IN PL MIDSTREAM

HOUSTON, October 15, 2012 - Boardwalk Pipeline Partners, LP (NYSE: BWP) announced today that a subsidiary has purchased the remaining 65% equity interest in PL Midstream LLC (“PL Midstream”) from Boardwalk Pipelines Holding Corp. (BPHC), a wholly-owned subsidiary of Loews Corporation (NYSE: L) and the parent of our general partner, for approximately $269 million. This transaction was approved by the independent Conflicts Committee of the Board of Directors.
PL Midstream provides salt-dome storage, pipeline transportation, fractionation and brine supply services for producers and consumers of petrochemicals, natural gas liquids (NGLs) and natural gas through two hubs in southern Louisiana, the Choctaw Hub in the Mississippi River Corridor and the Sulphur Hub in the Lake Charles area. These assets represent approximately 53.5 million barrels of salt dome storage capacity, including 11.2 billion cubic feet (Bcf) of working natural gas storage capacity; significant brine supply infrastructure; and more than 240 miles of pipeline transportation assets, including the most extensive ethylene distribution system in Louisiana.

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About Boardwalk Pipeline Partners, LP
Boardwalk Pipeline Partners, LP (NYSE: BWP) is a midstream master limited partnership that provides transportation, storage, gathering and processing of natural gas and liquids for its customers. Boardwalk and its subsidiaries own and operate approximately 14,540 miles of pipelines and underground storage caverns with an aggregate working gas capacity of approximately 197 billion cubic feet (Bcf) and liquids capacity of approximately 20 million barrels. Boardwalk is a subsidiary of Loews Corporation (NYSE: L), which holds 55% of Boardwalk's equity, excluding incentive distribution rights.

Forward-Looking Statements
This press release contains forward-looking statements relating to expectations, plans or prospects for Boardwalk Pipeline Partners, LP and its subsidiaries. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These and other risks and uncertainties concerning Boardwalk are described in its filings with the U.S. Securities and Exchange Commission, which are available on Boardwalk's website at www.bwpmlp.com or on the SEC's website at www.sec.gov.

SOURCE:	Boardwalk Pipeline Partners, LP

Contact:	Boardwalk Pipeline Partners, LP
Molly Ladd Whitaker, 866-913-2122
Director of Investor Relations and Corporate Communications